Exhibit 99.2
CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(in thousands except share and per share amounts)
The following discussion and analysis of financial condition and results of operations of Corporate Property Associates 12 Incorporated should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2005. As used in our Annual Report on Form 10-K, the terms “the Company,” “we,” “us” and “our” include Corporate Property Associates 12 Incorporated, its consolidated subsidiaries and predecessors, unless otherwise indicated. The following discussion includes forward-looking statements. Forward looking statements, which are based on certain assumptions, describe our future plans, strategies and expectations. Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements may include words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seeks,” “plans” or similar expressions. Do not unduly rely on forward-looking statements. They give our expectations about the future and are not guarantees, and speak only as of the date they are made. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievement to be materially different from the results of operations or plan expressed or implied by such forward looking statements. While we cannot predict all of the risks and uncertainties, they include, but are not limited to, those described in Item 1A of our Annual Report on Form 10-K. Accordingly, such information should not be regarded as representations that the results or conditions described in such statements or that our objectives and plans will be achieved.
EXECUTIVE OVERVIEW
Business Overview
As described in more detail in Item 1 of our Annual Report on Form 10-K, we are a real estate investment trust (“REIT”) that invests in commercial properties leased to companies domestically and internationally. The primary source of our revenue is earned from leasing real estate, primarily on a triple net lease basis. We were formed in 1993 and are managed by W. P. Carey & Co. LLC and its subsidiaries (collectively, the “advisor”). As a REIT, we are not subject to U.S. federal income taxation as long as we satisfy certain requirements relating to the nature of our income, the level of our distributions and other factors.
Current Developments and Trends
Significant business developments that occurred during 2005 are detailed in Item 1 — Significant Developments During 2005 as included in our Annual Report on Form 10-K.
Current trends include:
We believe that the low long-term treasury rate by historical standards has created greater investor demand for yield-based investments, such as triple net leased real estate, thus creating increased capital flows and a more competitive investment environment.
Increases in long term interest rates would likely cause the value of our real estate assets to decrease. Increases in interest rates may also have an impact on the credit quality of certain tenants. Rising interest rates would likely cause an increase in inflation and a corresponding increase in the Consumer Price Index (“CPI”). To the extent that the CPI increases, additional rental income streams may be generated for leases with CPI adjustment triggers. In addition, we constantly evaluate our debt exposure and to the extent that opportunities exist to refinance and lock in lower interest rates over a longer term, we may be able to reduce our exposure to short term interest rate fluctuation.
During 2005, we continued to address challenges at underperforming properties and were successful in completing the sales of two underperforming properties in Newark, Delaware and San Leandro, California. We also entered into an agreement to sell an additional underperforming property in Piscataway, New Jersey which closed in February 2006. The completion of these transactions will result in a reduction of carrying costs on these properties and will provide cash resources that may be used to finance new cash-generating investments and/or make scheduled mortgage payments.
For the year ended December 31, 2005, cash flow generated from operations and equity investments was sufficient to fund distributions paid to shareholders and minority partners and scheduled mortgage principal payments.

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
The advisor generally considers liquidity alternatives beginning eight years after the investment of substantially all proceeds of the initial offering. Consistent with this approach, the advisor has begun considering liquidity alternatives.
How We Earn Revenue
The primary source of our revenue is from leasing real estate. We invest in and own commercial properties that are then leased to companies domestically and internationally, primarily on a triple net lease basis. Revenue is subject to fluctuation because of lease expirations, lease terminations, the timing of new lease transactions and sales of property.
How Management Evaluates Results of Operations
Management evaluates our results with a primary focus on the ability to generate cash flow necessary to meet our objectives of funding distributions to our shareholders and overall property appreciation. As a result, management’s assessment of operating results gives less emphasis to the effect of unrealized gains and losses, which may cause fluctuations in net income for comparable periods but have no impact on cash flow, and to other non-cash charges such as depreciation and impairment charges. In evaluating cash flow from operations, management includes equity distributions that are included in investing activities to the extent that the distributions in excess of equity income are the result of non-cash charges such as depreciation and amortization. Management does not consider unrealized gains and losses resulting from short-term foreign currency fluctuations when evaluating our ability to fund distributions. Management’s evaluation of our potential for generating cash flow includes our assessment of the long-term sustainability of our real estate portfolio.
Our operations consist of the investment in and the leasing of commercial real estate. Management’s evaluation of the sources of lease revenues for the years ended December 31, 2005, 2004 and 2003 is as follows:

	2005	2004	2003
Rental income	$38,638	$36,877	$35,668
Interest income from direct financing leases	1,761	2,432	2,586

	$40,399	$39,309	$38,254

For the years ended December 31, 2005, 2004 and 2003, we earned net lease revenues (i.e., rental income and interest income from direct financing leases) from our direct ownership of real estate from the following lease obligations:

	2005	%	2004	%	2003	%
Applied Materials, Inc. (a)	$9,927	25%	$9,842	25%	$9,382	24%
Dick’s Sporting Goods, Inc.	2,733	7	2,733	7	2,733	7
Perry Graphic Communications, Inc. and Judd’s Incorporated	2,192	5	2,192	6	2,192	6
Westell Technologies, Inc.	1,984	5	1,984	5	1,984	5
Telos Corporation	1,761	4	1,666	4	1,666	4
Career Education Corporation	1,693	4	1,693	4	1,737	5
PPD Development, Inc.	1,615	4	1,543	4	1,504	4
24-Hour Fitness	1,595	4	1,575	4	1,557	4
Silgan Containers Corporation	1,554	4	1,488	4	1,421	4
The Bon-Ton Stores, Inc.	1,444	4	1,444	4	1,412	4
Jen-Coat, Inc.	1,291	3	1,225	3	1,210	3
Learning Care Group, Inc.	1,280	3	1,280	3	1,273	3
Orbseal LLC	1,082	3	1,013	3	1,012	3
Pacific Logistics, L.P.	1,065	3	1,039	3	1,019	3
Remec, Inc. (formerly Spectrian Corporation) (b)	1,007	3	968	2	968	3
Sunland Distribution, Inc. (c)	959	2	250	1	—	—
Celadon Group, Inc.	955	2	927	2	906	2
Randall International, Inc.	936	2	936	2	892	2
Nutramax Products, Inc.	923	2	891	2	869	2
Garden Ridge Corporation	919	2	996	3	996	3
Rave Reviews Cinemas, LLC	853	2	812	2	812	2
The Vermont Teddy Bear Co., Inc.	711	2	704	2	676	2
Other	1,920	5	2,108	5	2,033	5

	$40,399	100%	$39,309	100%	$38,254	100%

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED

(a)	Includes lease revenues applicable to minority interests. Minority interests included in the consolidated amounts above total $3,277, $3,248 and $3,097 for the years ended December 31, 2005, 2004 and 2003, respectively.

(b)	In December 2005, we entered into an agreement to terminate this lease (see Item 1 - Significant Developments During 2005 included in our Annual Report on Form 10-K).

(c)	We acquired this investment in September 2004.
We recognize income from equity investments of which lease revenues are a significant component. Our ownership interests range from 15% to 50%. For the years ended December 31, 2005, 2004 and 2003, our share of net lease revenues in the following lease obligations were as follows:

	2005	%	2004	%	2003	%
Carrefour France, SA (a) (b)	$4,214	15%	$4,119	15%	$3,180	12%
Advanced Micro Devices, Inc.	3,484	12	3,259	12	3,259	12
Starmark Camhood, LLC (b)	2,730	10	2,741	10	2,456	9
True Value Company	2,171	8	2,171	8	2,171	8
Special Devices, Inc.	2,088	7	2,039	7	1,995	8
Médica-France, SA (a) (b)	1,831	6	1,757	6	1,549	6
Sicor, Inc.	1,671	6	1,556	6	1,473	6
Best Buy Co., Inc.	1,625	6	1,720	6	1,736	7
Compucom Systems, Inc.	1,489	5	1,408	5	1,408	5
Del Monte Corporation	1,471	5	1,478	5	1,478	6
The Upper Deck Company	1,452	5	1,452	5	1,452	6
McLane Company Food Service, Inc.	1,440	5	1,424	5	1,409	5
Textron, Inc.	1,333	5	1,240	5	1,240	5
ShopRite Supermarkets Inc.	1,106	4	1,100	4	1,093	4
The Retail Distribution Group, Inc. (c)	329	1	317	1	—	—
The Fleming Companies (c)	—	—	—	—	252	1

	$28,434	100%	$27,781	100%	$26,151	100%

(a)	Revenue amounts are subject to fluctuations in foreign currency exchange rates.

(b)	The interest in this property was acquired in 2003.

(c)	The lease with The Fleming Companies for our property in Michigan was terminated in 2003 pursuant to Fleming’s bankruptcy proceeding. A new lease for the Michigan property was entered into with The Retail Distribution Group, Inc., effective January 1, 2004.
RESULTS OF OPERATIONS
Lease Revenue
2005 VS. 2004 — For the years ended December 31, 2005 and 2004, lease revenues (rental income and interest income from direct financing leases) increased by $1,090 primarily due to an increase of $777 as a result of investments completed in 2004 and $689 from scheduled rent increases at several properties. These increases were partially offset by a reduction of $262 due to lower rent at our Chattanooga, Tennessee property as a result of a new lease entered into in October 2004 with a tenant that replaced a former tenant who had filed for bankruptcy protection and the impact of a lease amendment at another property. Our net leases generally have rent increases based on formulas indexed to increases in the CPI or other indices for the jurisdiction in which the property is located, sales overrides or other periodic increases, which are designed to increase lease revenues in the future.
2004 VS. 2003 — For the years ended December 31, 2004 and 2003, lease revenues increased by $1,055. Increases in lease revenue for 2004 were primarily due to scheduled rent increases at several properties that contributed an additional $552 in revenue and real estate investments that contributed an additional $316.
Other Operating Income
Other operating income generally consists of lease termination payments and other non-rent related revenues including, but not limited to, settlements of claims against former lessees. We receive settlements in the ordinary course of business, however, the timing and amount of such settlements cannot always be estimated.

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
2005 VS. 2004 — For the years ended December 31, 2005 and 2004, other operating income increased $3,449 primarily due to the receipt in 2005 of $3,375 in connection with the termination of the lease on one of our Sunnyvale, California properties.
2004 VS. 2003 — For the years ended December 31, 2004 and 2003, other operating income decreased $69 primarily due to the timing of receipt of reimbursable tenant costs. Actual recoveries of reimbursable tenant costs are recorded as both revenue and expense and therefore have no impact on net income.
Property Expenses
2005 VS. 2004 — For the years ended December 31, 2005 and 2004, property expenses increased by $571 primarily due to an increase of $315 in carrying costs associated with underperforming properties and an increase of $226 in asset management and performance fees.
The increase in carrying costs for 2005 relates primarily to real estate taxes and includes $83 for professional service fees related to the lease termination at our Sunnyvale, California property. The increase in the asset management and performance fees paid to the advisor resulted from an increase in our asset value as determined by the annual third party valuation of our portfolio as of December 31, 2004.
2004 VS. 2003 — For the years ended December 31, 2004 and 2003, property expenses decreased by $164 primarily due to lower provisions for uncollected rents. The decrease was partially offset by an increase in asset management and performance fees of $604, which was the result of an increase in our asset value as determined by the annual third party valuation of our portfolio as of December 31, 2003.
General and Administrative
2005 VS. 2004 — For the years ended December 31, 2005 and 2004, general and administrative expenses increased $132 primarily due to an increase in our share of rental expenses under an office-sharing agreement and an increase in investor related costs, including printing and proxy solicitation costs. These increases were partially offset by a reduction in accounting fees as, pursuant to recently clarified SEC interpretations, we are no longer considered an accelerated filer and therefore are not required to perform compliance testing under the Sarbanes-Oxley Act until 2007.
2004 VS. 2003 — For the years ended December 31, 2004 and 2003, general and administrative expenses decreased $1,111 primarily due to a $878 reduction in payments to broker dealers, $298 of which reflected the termination of payment of an annual monitoring fee pursuant to the terms of that fee, and $580 of which reflected the discontinuance of payments to a broker dealer of account maintenance fees. These account maintenance fees are among the payments that are a subject of the SEC investigation described in Item 3 — Legal Proceedings of our Annual Report on Form 10-K. General and administrative expenses also benefited from a $311 decline in expenses of the advisor allocated to us due to a decline in time dedicated to us by the advisor’s employees. The foregoing effects were offset in part by increased auditing fees and state taxes.
Impairment Charges
2005 — Impairment charges for the year ended December 31, 2005 are comprised of a charge of $575 in our first quarter to reflect an other-than-temporary decline in the market value of one of our publicly traded investments.
2004 and 2003 — No impairment charges were incurred during 2004 and 2003.
Income from Equity Investments
Income from equity investments represents our proportionate share of net income (revenue less expenses) from investments entered into with affiliates or third parties in which we have been deemed to have a non-controlling interest but exercise significant influence.
2005 VS. 2004 — For the years ended December 31, 2005 and 2004, income from equity investments increased $488, primarily due to rent increases at several properties, which was partially offset by a strengthening of the U. S. Dollar against the Euro during 2005.
2004 VS. 2003 — For the years ended December 31, 2004 and 2003, income from equity investments increased $2,305 primarily due to the full year impact of acquiring interests in properties leased to Starmark in February 2003 and Médica and Carrefour in March 2003,

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
which in total accounted for $1,957 of the increase. The remaining interests in these properties are held by our affiliates. The increase is also partially due to entering into a new lease with a tenant in January 2004 at our property in Grand Rapids, Michigan.
(Loss) Gain on Foreign Currency Transactions, Net
2005 VS. 2004 — For the year ended December 31, 2005, we incurred a net loss of $1,512 on foreign currency transactions as compared to a net gain of $887 in 2004. The amount of unrealized loss or gain is primarily determined by the movement of the Euro against the U.S. Dollar. During 2005, the value of the U.S. Dollar strengthened against the Euro resulting in the unrealized loss. During 2004, the value of the U.S. Dollar weakened against the Euro resulting in an unrealized gain. The unrealized gain/loss on foreign currency transactions is a non-cash charge which results when we have notes receivable from subsidiaries or affiliates which are denominated in currencies other than the U.S. Dollar and which provide for scheduled repayments of principal.
2004 VS. 2003 — For the years ended December 31, 2004 and 2003, the net gain on foreign currency transactions was $887 and $898, respectively. The net gains recognized in both 2004 and 2003 were primarily attributable to the weakening of the U. S. Dollar against the Euro.
Gain on Sale of Interest in Equity Investment
In November 2003, we sold part of our interest in properties in France to an affiliate. In connection with this sale, we recognized a gain of $1,433. The affiliate’s purchase price was based on an third party appraisal of the properties.
Interest Expense
2005 VS. 2004 — For the years ended December 31, 2005 and 2004, interest expense decreased $551 primarily due to a $19,794 reduction in principal mortgage balances including a reduction of $11,607 related to the early repayment of three mortgage loans, primarily in the second half of 2005. We incurred a charge of $152 in the fourth quarter of 2005 in connection with the early repayment of mortgage loans.
For the years ended December 31, 2004 and 2003, interest expense decreased $472 primarily due to a $4,773 reduction in principal mortgage balances including a reduction of $2,673 related to the early repayment of a mortgage loan.
(Loss) Income from Discontinued Operations
2005 — For the year ended December 31, 2005, we incurred a loss from discontinued operations of $55 primarily due to impairment charges totaling $3,295 partially offset by income from operations of discontinued operations of $3,012.
2004 — For the year ended December 31, 2004, we earned income from discontinued operations of $379 primarily due to gains on the sales of two properties totaling $1,754 which were partially offset by losses from operations of discontinued operations of $1,225.
2003 — For the year ended December 31, 2003, we earned income from discontinued operations of $3,360 primarily due to income of $4,360 from the operations of discontinued operations which was partially offset by impairment charges totaling $1,000.
The effect of suspending depreciation expense as a result of the classification of certain properties as held for sale was $229, $81 and $21 for the years ended December 31, 2005, 2004 and 2003, respectively.
Net Income
2005 VS. 2004 — For the years ended December 31, 2005 and 2004, net income increased $612 primarily due to increases in lease revenue and income from equity investments totaling $1,578 as well as the receipt of $7,500 in lease termination fees during 2005, of which $4,125 is included in income (loss) from operations of discontinued properties. These increases were partially offset by impairment charges totaling $3,870, principally related to discontinued operations, an increase of $2,399 in net losses on foreign currency translations as a result of the strengthening of the U.S. Dollar against the Euro in 2005, and a gain of $1,754 recognized in 2004 on the sale of real estate. These variances are described above.

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
Included in net income for the year ended December 31, 2005 is $165 of previously unrecorded interest income from prior periods on escrow accounts held by secured lenders on other properties, which were identified in connection with our analysis of our escrow accounts.
2004 VS. 2003 — For the years ended December 31, 2004 and 2003, net income increased $570 primarily due to investment activity and rent increases at existing properties which resulted in additional equity income of $2,305 and lease revenue of $1,055. Additionally, general and administrative expenses and interest expense decreased by $1,111 and $472, respectively. The variance in net income was also affected by a reduction in income from discontinued properties of $2,981 in 2004 as compared to 2003 and income of $1,433 recognized in 2003 from the sale of an interest in an equity investment. These variances are described above.
FINANCIAL CONDITION
Uses of Cash During the Period
There has been no material change in our financial condition since December 31, 2004. Cash and cash equivalents totaled $13,694 as of December 31, 2005, an increase of $5,650 from the December 31, 2004 balance. We believe that we have sufficient cash balances to meet our existing working capital needs and expect to continue to generate sufficient cash from operations to maintain the current distribution rate. Our use of cash during the year is described below.
Operating Activities
One of our objectives is to use the cash flow from net leases (including equity investments) to meet operating expenses, service debt and fund distributions to shareholders. During 2005, cash flow from operations and equity investments of $44,768 was sufficient to pay distributions to shareholders of $25,431, meet scheduled mortgage principal installments of $6,327 and distribute $1,767 to minority interest partners. Proceeds of $7,500 from terminating a lease at our Sunnyvale, California property in 2005 were used to pay the remaining mortgage obligation on that property. During 2005, the advisor elected to receive all fees in restricted common stock. As a result of this election, we paid fees of $7,270 through the issuance of stock rather than in cash.
Investing Activities
Our investing activities are generally comprised of real estate transactions (purchases and sales), payment of our annual installment of deferred acquisition fees and capitalized property related costs. Proceeds from the sales of properties in 2005 were $16,349 consisting of $2,835 from the sale of our property in Newark, Delaware and $13,514 from the sale of our property in San Leandro, California. The annual installment of deferred acquisition fees, which was paid in January 2005 was $1,420. The next installment of deferred acquisition fees was paid to the advisor in January 2006 and amounted to $1,528, including interest.
Financing Activities
In addition to making scheduled mortgage principal payments, paying distributions to shareholders and minority partners, we prepaid mortgage obligations totaling $18,684 during 2005. We also used $4,628 to purchase treasury shares through a redemption plan which allows shareholders to sell shares back to us, subject to certain limitations and obtained $2,504 as a result of issuing shares through our Distribution Reinvestment and Share Purchase Plan.
Cash Resources
As of December 31, 2005, we have $13,694 in cash and cash equivalents that can be used for working capital needs and other commitments, and may be used for future real estate purchases. In addition, debt may be incurred on unleveraged properties with a carrying value of $57,563 as of December 31, 2005.
We expect cash flows from operating activities to be affected by several factors in 2006 including:
–	The advisor’s election in 2006 to receive the base asset management fees in cash, which we anticipate will result in fees of approximately $3,800 being paid in cash rather than restricted common stock.

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
–	The elimination of annual carrying costs on three underperforming properties that were sold in 2005 and 2006. We expect annual carrying cost savings of approximately $1,200 as a result of these transactions. In addition, we received proceeds of $3,652, net of selling costs, from the sale of our Piscataway, New Jersey property in February 2006 (see Subsequent Events below).

–	A reduction in interest expense from the prepayment of outstanding mortgage obligations in 2005. We anticipate savings of approximately $1,595 as a result of these prepayments.

–	Scheduled rent increases on several properties during 2005 and 2006 should result in additional cash from operations.
Cash Requirements
During the next twelve months, cash requirements will include a scheduled mortgage balloon principal payment in February 2006 of $5,238 (see Subsequent Events below), scheduled mortgage principal payment installments, paying distributions to shareholders and minority partners as well as other normal recurring operating expenses. We may also seek to use our cash to purchase new properties to further diversify our portfolio and maintain cash balances sufficient to meet working capital needs.
Our ability to sustain our distribution on a long-term basis will be affected by several factors including our ability to address the potential adverse impact of properties which may underperform in the future and the annual decision of the advisor whether to receive payment for fees in restricted common stock or cash in the future. As discussed above, the advisor elected to receive the base management fee in cash in 2006 which we expect will have an adverse impact on cash flow from operating activities.
AGGREGATE CONTRACTUAL AGREEMENTS
The table below summarizes our contractual obligations as of December 31, 2005 and the effect that such obligations are expected to have on our liquidity and cash flow in future periods.

		Less than 1			More than 5
	Total	Year	1-3 Years	3-5 Years	Years
Mortgage notes payable — Principal	$150,081	$10,610	$32,617	$35,232	$71,622
Mortgage notes payable — Interest	49,683	10,777	19,452	13,841	5,613
Deferred acquisition fees due to affiliates — Principal	3,983	1,249	1,457	855	422
Deferred acquisition fees due to affiliates — Interest	789	279	323	146	41
Subordinated disposition fees (1)	1,940	—	—	—	1,940
Operating leases (2)	2,666	167	451	501	1,547

	$209,142	$23,082	$54,300	$50,575	$81,185

(1)	Payable to the advisor, subject to meeting contingencies, in connection with any liquidity event.

(2)	Operating lease obligations consist primarily of our share of minimum rents payable under an office cost-sharing agreement with certain affiliates for the purpose of leasing office space used for the administration of real estate entities. Such amounts are allocated among the entities based on gross revenues and are adjusted quarterly.
Amounts in the table above related to our foreign operations are based on the exchange rate of the local currencies as of December 31, 2005.
As of December 31, 2005, we have no material capital lease obligations for which we are the lessee, either individually or in the aggregate.
In connection with the purchase of our properties, we require the sellers to perform environmental reviews. We believe, based on the results of such reviews, that our properties were in substantial compliance with federal and state environmental statutes at the time the properties were acquired. However, portions of certain properties have been subject to some degree of contamination, principally in connection with either leakage from underground storage tanks, surface spills from facility activities or historical on-site activities. In most instances where contamination has been identified, tenants are actively engaged in the remediation process and addressing identified conditions. Tenants are generally subject to environmental statutes and regulations regarding the discharge of hazardous materials and any related remediation obligations. In addition, our leases generally require tenants to indemnify us from all liabilities and losses related to the leased properties with provisions of such indemnification specifically addressing environmental matters. The leases generally include provisions, which allow for periodic environmental assessments, paid for by the tenant, and allow us to extend

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
leases until such time as a tenant has satisfied its environmental obligations. Certain of the leases allow us to require financial assurances from tenants such as performance bonds or letters of credit if the costs of remediating environmental conditions are, in our estimation, in excess of specified amounts. Accordingly, we believe that the ultimate resolution of any environmental matter should not have a material adverse effect on our financial condition, liquidity or results of operations.
SUBSEQUENT EVENTS
In January 2006 the advisor entered into a co-operation agreement with Starmark Holdings L.L.C. (“Starmark”) (formerly the parent of Starmark Camhood L.L.C.) covering several properties owned by us and certain of our affiliates and leased to Starmark under a master lease. Under this cooperation agreement, the advisor, on behalf of ourselves and our affiliates, has agreed to co-operate in Starmark’s efforts to sell its existing individual leasehold interests to third parties and restructure the lease agreements. Additionally, Starmark’s financial covenants have been replaced by certain payment restrictions and an agreement to reserve certain of the proceeds of sale of the leasehold interests and other Starmark properties to cover certain costs we incurred in connection with transactions under the co-operation agreement.
In February 2006, we completed the sale of our property in Piscataway, New Jersey to a third party for $3,652, net of selling costs. Concurrent with the completion of this sale, we transferred the outstanding mortgage obligation to one of our other properties. In connection with this transaction, we expect to receive the release of escrow funds of approximately $3,200 from the lender during 2006.
In February 2006, we paid the remaining principal mortgage obligation of $5,238 on a property in Austin, Texas. The property is currently leased to a tenant.
RECLASSIFICATION (SUBSEQUENT EVENT)
Subsequent to the filing of our annual report on Form 10-K on March 24, 2006, in conjunction with our planned merger with CPA®:14, we entered into a contract to sell a property that was classified as held for use and reported as continuing operations at December 31, 2005. Therefore, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the accompanying consolidated statements of income have been restated and the net results of the operations of this property have been reclassified to discontinued operations from continuing operations for the years ended December 31, 2005, 2004 and 2003. The net effect of the reclassification represents a $4,477, or 16%, $676, or 3% and $662, or 4%, decrease in our previously reported income from continuing operations for the years ended December 31, 2005, 2004 and 2003, respectively. There is no effect on our previously reported net income, financial condition or cash flows.
CRITICAL ACCOUNTING ESTIMATES
Our significant accounting policies are described in Note 2 to the consolidated financial statements. Many of these accounting policies require certain judgment and the use of certain estimates and assumptions when applying these policies in the preparation of our consolidated financial statements. On a quarterly basis, we evaluate these estimates and judgments based on historical experience as well as other factors that we believe to be reasonable under the circumstances. These estimates are subject to change in the future if underlying assumptions or factors change. Certain accounting policies, while significant, may not require the use of estimates. Those accounting policies that require significant estimation and/or judgment are listed below.
Classification of Real Estate Assets
We classify our directly owned leased assets for financial reporting purposes as either real estate leased under the operating method or net investment in direct financing leases at the inception of a lease or when significant lease terms are amended. This classification is based on several criteria, including, but not limited to, estimates of the remaining economic life of the leased assets and the calculation of the present value of future minimum rents. In determining the classification of a lease, we use estimates of remaining economic life provided by third party appraisals of the leased assets. The calculation of the present value of future minimum rents includes determining a lease’s implicit interest rate, which requires an estimate of the residual value of leased assets as of the end of the non-cancelable lease term. Different estimates of residual value result in different implicit interest rates and could possibly affect the financial reporting classification of leased assets. The contractual terms of our leases are not necessarily different for operating and direct financing leases; however the classification is based on accounting pronouncements which are intended to indicate whether the risks and rewards of ownership are retained by the lessor or substantially transferred to the lessee. Management believes that it retains certain risks of ownership regardless of accounting classification. Assets classified as net investment in direct financing leases are not

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
depreciated and, therefore, the classification of assets may have a significant impact on net income even though it has no effect on cash flows.
Identification of Tangible and Intangible Assets in Connection with Real Estate Acquisitions
In connection with the acquisition of properties, purchase costs are allocated to tangible and intangible assets and liabilities acquired based on their estimated fair values. The value of tangible assets, consisting of land, buildings and tenant improvements, is determined as if vacant. Intangible assets including the above-market value of leases, the value of in-place leases and the value of tenant relationships are recorded at their relative fair values. Below-market value of leases are also recorded at their relative fair values and are included in other liabilities in the accompanying financial statements.
The value attributed to tangible assets is determined in part using a discount cash flow model which is intended to approximate what a third party would pay to purchase the property as vacant and rent at current “market” rates. In applying the model, we assume that the disinterested party would sell the property at the end of a market lease term. Assumptions used in the model are property-specific as it is available; however, when certain necessary information is not available, we will use available regional and property-type information. Assumptions and estimates include a discount rate or internal rate of return, marketing period necessary to put a lease in place, carrying costs during the marketing period, leasing commissions and tenant improvements allowances, market rents and growth factors of such rents, market lease term and a cap rate to be applied to an estimate of market rent at the end of the market lease term.
Above-market and below-market lease intangibles are based on the difference between the market rent and the contractual rents and are discounted to a present value using an interest rate reflecting our current assessment of the risk associated with the lease acquired. We acquire properties subject to net leases and consider the credit of the lessee in negotiating the initial rent.
The total amount of other intangibles is allocated to in-place lease values and tenant relationship intangible values based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with each tenant. Characteristics we consider in allocating these values include the expectation of lease renewals, nature and extent of the existing relationship with the tenant, prospects for developing new business with the tenant and the tenant’s credit quality, among other factors. Intangibles for above-market and below-market leases, in-place lease intangibles and tenant relationships are amortized over their estimated useful lives. In the event that a lease is terminated, the unamortized portion of each intangible, including market rate adjustments, in-place lease values and tenant relationship values, are charged to expense.
Factors considered include the estimated carrying costs of the property during a hypothetical expected lease-up period, current market conditions and costs to execute similar leases. Estimated carrying costs include real estate taxes, insurance, other property operating costs, expectation of funding tenant improvements and estimates of lost rentals at market rates during the hypothetical expected lease-up periods, based on assessments of specific market conditions. Estimated costs to execute leases include commissions and legal costs to the extent that such costs are not already incurred with a new lease that has been negotiated in connection with the purchase of the property.
Basis of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. At December 31, 2005, we are not the primary beneficiary of any variable interest entity (“VIE”). All material inter-entity transactions have been eliminated.
For acquisitions of an interest in an entity or newly formed joint venture or limited liability company, we evaluate the entity to determine if the entity is deemed a VIE, and if we are deemed to be the primary beneficiary, in accordance with FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (“FIN 46(R)”). Entities that meet one or more of the criteria listed below are considered VIEs.
–	Our equity investment is not sufficient to allow the entity to finance its activities without additional third party financing;

–	We do not have the direct or indirect ability to make decisions about the entity’s business;

–	We are not obligated to absorb the expected losses of the entity;

–	We do not have the right to receive the expected residual returns of the entity; and

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–	Our voting rights are not proportionate to our economic interests, and substantially all of the entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights.
We consolidate the entities that are VIEs when we are deemed to be the primary beneficiary of the VIE. For entities where we are not deemed to be the primary beneficiary of the VIE and our ownership is 50% or less and we have the ability to exercise significant influence as well as jointly-controlled tenancy-in-common interests we use the equity accounting method, i.e. at cost, increased or decreased by our share of earnings or losses, less distributions. When events occur, we will reconsider our determination of whether an entity is a VIE and who the primary beneficiary is to determine if there is a change in the original determinations.
Impairments
Impairment charges may be recognized on long-lived assets, including but not limited to real estate, direct financing leases, equity investments and assets held for sale. Estimates and judgments are used when evaluating whether these assets are impaired. When events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, we perform projections of undiscounted cash flows, and if such cash flows are insufficient, the assets are adjusted (i.e., written down) to their estimated fair value. An analysis of whether a real estate asset has been impaired requires us to make our best estimate of market rents, residual values and holding periods. In our evaluations, we generally obtain market information from outside sources; however, such information requires us to determine whether the information received is appropriate to the circumstances. As our investment objective is to hold properties on a long-term basis, holding periods used in the analyses generally range from five to ten years. Depending on the assumptions made and estimates used, the future cash flow projected in the evaluation of long-lived assets can vary within a range of outcomes. We will consider the likelihood of possible outcomes in determining the best possible estimate of future cash flows. Because in most cases, each of our properties is leased to one tenant, we are more likely to incur significant writedowns when circumstances change because of the possibility that a property will be vacated in its entirety and, therefore, it is different from the risks related to leasing and managing multi-tenant properties. Events or changes in circumstances can result in further non-cash writedowns and impact the gain or loss ultimately realized upon sale of the assets.
We perform a review of our estimate of residual value of our direct financing leases at least annually to determine whether there has been an other than temporary decline in the current estimate of residual value of the underlying real estate assets (i.e., the estimate of what we could realize upon sale of the property at the end of the lease term). If the review indicates a decline in residual value, that is other than temporary, a loss is recognized and the accounting for the direct financing lease will be revised to reflect the decrease in the expected yield using the changed estimate, that is, a portion of the future cash flow from the lessee will be recognized as a return of principal rather than as revenue. While an evaluation of potential impairment of real estate accounted for under the operating method is determined by a change in circumstances, the evaluation of a direct financing lease can be affected by changes in long-term market conditions even though the obligations of the lessee are being met. Changes in circumstances include, but are not limited to, vacancy of a property not subject to a lease and termination of a lease. We may also assess properties for impairment because a lessee is experiencing financial difficulty and because management expects that there is a reasonable probability that the lease will be terminated in a bankruptcy proceeding or a property remains vacant for a period that exceeds the period anticipated in a prior impairment evaluation.
Investments in unconsolidated joint ventures are accounted for under the equity method and are recorded initially at cost, as equity investments and subsequently adjusted for our proportionate share of earnings and cash contributions and distributions. On a periodic basis, we assess whether there are any indicators that the value of equity investments may be impaired and whether or not that impairment is other than temporary. To the extent impairment has occurred, the charge shall be measured as the excess of the carrying amount of the investment over the fair value of the investment.
When we identify assets as held for sale, we discontinue depreciating the assets and estimate the sales price, net of selling costs, of such assets. If in our opinion, the net sales price of the assets, which have been identified for sale, is less than the net book value of the assets, an impairment charge is recognized and a valuation allowance is established. To the extent that a purchase and sale agreement has been entered into, the allowance is based on the negotiated sales price. To the extent that we have adopted a plan to sell an asset but have not entered into a sales agreement, we will make judgments of the net sales price based on current market information. We will continue to review the initial valuation for subsequent changes in the fair value less cost to sell and will recognize an additional impairment charge or a gain (not to exceed the cumulative loss previously recognized). If circumstances arise that previously were considered unlikely and, as a result, we decide not to sell a property previously classified as held for sale, the property is reclassified as held and used. A property that is reclassified is measured and recorded individually at the lower of (a) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used or (b) the fair value at the date of the subsequent decision not to sell.

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Provision for Uncollected Amounts from Lessees
On an ongoing basis, we assess our ability to collect rent and other tenant-based receivables and determine an appropriate allowance for uncollected amounts. Because we have a limited number of lessees (22 lessees represented more than 95% of annual rental income during 2005), we believe that it is necessary to evaluate the collectibility of these receivables based on the facts and circumstances of each situation rather than solely using statistical methods. We generally recognize a provision for uncollected rents and other tenant receivables and measure our allowance against actual arrearages. For amounts in arrears, we make subjective judgments based on our knowledge of a lessee’s circumstances and may reserve for the entire receivable amount from a lessee because there has been significant or continuing deterioration in the lessee’s ability to meet its lease obligations.
Fair Value of Assets and Liabilities
In 2002, we acquired a subordinated interest in a mortgage trust that consists of limited recourse loans on 62 properties that we own or three of our affiliates own. The fair value of the interests in the trust is determined using a discounted cash flow model with assumptions of market rates and the credit quality of the underlying lessees. If there are adverse changes in either market rates or the credit quality of the lessees, the model and, therefore, the income recognized from the subordinated interests and the fair value would be adjusted.
We measure derivative instruments, including certain derivative instruments embedded in other contracts, if any, at fair value and record them as an asset or liability, depending on our right or obligations under the applicable derivative contract. For derivatives designated as fair value hedges, the changes in the fair value of both the derivative instrument and the hedged item are recorded in earnings (i.e., the forecasted event occurs). For derivatives designated as cash flow hedges, the effective portions of the derivatives are reported in other comprehensive income and are subsequently reclassified into earnings when the hedged item affects earnings. Changes in the fair value of derivative instruments not designated as hedging and ineffective portions of hedges are recognized in earnings in the affected period. To determine the value of warrants for common stock which are classified as derivatives, various estimates are included in the options pricing model used to determine the value of a warrant.
RECENT ACCOUNTING PRONOUNCEMENTS
In March 2005, the FASB issued Interpretation No. 47 “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 requires an entity to recognize a liability for a conditional asset retirement obligation when incurred if the liability can be reasonably estimated. FIN 47 clarifies that the term “Conditional Asset Retirement Obligation” refers to a legal obligation (pursuant to existing laws or by contract) to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 was effective no later than fiscal years ending after December 15, 2005. We adopted FIN 47 as required effective December 31, 2005 and the initial application of this Interpretation did not have a material effect on our financial position or results of operations.
In June 2005, the Emerging Issues Task Force issued EITF 04-05, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-05”). The scope of EITF 04-05 is limited to limited partnerships or similar entities that are not variable interest entities under FIN 46(R). The Task Force reached a consensus that the general partners in a limited partnership (or similar entity) are presumed to control the entity regardless of the level of their ownership and, accordingly, may be required to consolidate the entity. This presumption may be overcome if the agreements provide the limited partners with either (a) the substantive ability to dissolve (liquidate) the limited partnership or otherwise remove the general partners without cause or (b) substantive participating rights. If it is deemed that the limited partners’ rights overcome the presumption of control by a general partner of the limited partnership, the general partner shall account for its investment in the limited partnership using the equity method of accounting. EITF 04-05 was effective immediately for all arrangements created or modified after June 29, 2005. For all other arrangements, application of EITF 04-05 is required effective for the first reporting period in fiscal years beginning after December 15, 2005 (i.e., effective January 1, 2006 for the Company) using either a cumulative-effect-type adjustment or using a retrospective application. We do not believe that the adoption of EITF 04-05 will have a material impact on our financial position or results of operations.
In October 2005, the FASB issued Staff Position No. 13-1 “Accounting for Rental Costs Incurred during a Construction Period” (“FSP FAS 13-1”). FSP FAS 13-1 addresses the accounting for rental costs associated with operating leases that are incurred during the construction period. FSP FAS 13-1 makes no distinction between the right to use a leased asset during the construction period and

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the right to use that asset after the construction period. Therefore, rental costs associated with ground or building operating leases that are incurred during a construction period shall be recognized as rental expense, allocated over the lease term in accordance with SFAS No. 13 and Technical Bulletin 85-3. FSP FAS 13-1 is effective for the first reporting period beginning after December 15, 2005. We adopted FSP FAS 13-1 as required on January 1, 2006 and the initial application of this Staff Position did not have a material impact on our financial position or results of operations.